UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EASTERN ENVIRONMENT SOLUTIONS, CORP.

(Exact name of Registrant as specified in its charter)

Nevada	16-1583162
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Harbin Dongdazhi Street 165,
Harbin, People’s Republic of China	150001
(Address of Principal Executive Offices)	(Zip Code)

Eastern Environment Solutions, Corp.
2007 Equity Incentive Plan
(Full Title of Plan)

Mr. Wang Yun
Harbin Dongdazhi Street 165,
Harbin, People’s Republic of China 150001
 (Name and address of agent for service)

(011)-86-451-53948666
(Telephone number, including area code, of agent for service)

Copies to:

Darren Ofsink, Esq.
Guzov Ofsink LLC
 600 Madison Avenue, 14th Floor,
New York, NY 10022
(212) 371 8008
Fax (212) 688 7273

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock par value $0.0001 per share	2,000,000	$1.775	$3,550,000	$380

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Eastern Environment Solutions, Corp., a Nevada corporation (the “Registrant”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average bid and asked price of the Registrant’s common stock as reported on the over-the-counter bulletin board on April 30, 2007.

EXPLANATORY NOTE

This Registration Statement is being filed to register the grant of up to 2,000,000 shares of Common Stock of Eastern Environment Solutions, Corp. (the “Company”), par value $0.0001, to certain employees of the Company either as stock or stock options, and the subsequent exercise of any stock options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended as of the date of this Registration Statement (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Offering are available without charge by contacting:

Securities Liaison Officer
Eastern Environment Solutions, Inc.
Harbin Dongdazhi Street 165,
Harbin, People’s Republic of China 150001

(011)-86-451-53948666

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by the Registrant are incorporated herein by reference in this registration statement:

(a)         The Registrant’s latest annual report on Form 10-KSB filed on April 2, 2007 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial information for the Company’s fiscal year ended December 31, 2006.

(b)         The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10-SB, filed pursuant to Section 12 of the Exchange Act on July 28, 2000 and Definitive Information Statement on Schedule 14C, filed pursuant to Section 14(c) of the Exchange Act on September 23, 2005 updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.       Interests of Named Experts and Counsel.

None.

Item 6.       Indemnification of Directors and Officers.

Although Nevada law allows the Registrant to indemnify its directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on the Registrant’s behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay the Registrant if it is ultimately determined that indemnification will not be allowed to an individual in that litigation, neither articles of incorporation or by-laws impose an indemnity obligation upon the Registrant. In addition, the Registrant has not entered into any agreement under which it has assumed such an indemnity obligation.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit No.	Description

5.1	Opinion of Guzov Ofsink, LLC with respect to the legality of the common stock registered hereby.
23.1	Consent of Guzov Ofsink LLC (contained in its opinion filed herewith in Exhibit 5.1)
23.2	Consent of Bagell, Josephs, Levine & Company, LLC.

Item 9.           Undertakings.

(a)      The undersigned Registrant hereby undertakes:

           (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

           (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, the People’s Republic of China, on this 2nd day of May, 2007.

EASTERN ENVIRONMENT SOLUTIONS, CORP.

By:	/s/ Wang Yun
Wang Yun Chief Executive Officer

By:	/s/ Jianhua Sun
Jianhua Sun Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Wang Yun
Wang Yun Director

By:	/s/ Shibin Jiang
Shibin Jiang Director

By:	/s/ Jianhua Sun
Jianhua Sun Director